Exhibit 3.69

State of Delaware Secretary of State Division of Corporations Delivered 05:51 PM 04/14/2014 FILED 05:51 PM 04/14/2014 SRV 140469245 - 5516630 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is BMC Touchstone, LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Rd, # 400 in the City of Wilmington, Zip code 19808. The name of its Registered agent at such address is The Company Corporation

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                     .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 14th day of April, 2014.

By:	/s/ James F. Mosier
Authorized Person (s)
Name:	James F. Mosier

State of Delaware Secretary of State Division of Corporations Delivered 12:40 PM 08/29/2014 FILED 11:29 AM 08/29/2014 SRV 141124830 - 5516630 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT CHANGING ONLY THE

REGISTERED OFFICE OR REGISTERED AGENT OF A

LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.	The name of the limited liability company is BMC TOUCHSTONE, LLC

2.	The Registered Office of the limited liability company in the State of Delaware is changed to 2711 Centerville Road, Suite 400 (street), in the City of Wilmington, Zip Code 19808. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company.

By:	/s/ W. Allen Bennett
Authorized Person

Name:	W. Allen Bennett, Vice President
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